Exhibit 99.1
For additional information contact:
Richard S. DeRose
(703) 293-7901
For release: March 29, 2018

Information Analysis Inc. Reports Profitable Results for 2017

FAIRFAX, VIRGINIA – Information Analysis Incorporated. (IAIC:OTCBB) today reported results for the year ended December 31, 2017. Revenues were up 58% to $10,641,000, compared to revenues of $6,729,000 for the same period in 2016. The information technology services company reported net income of $246,000, or $0.02 per share basic and diluted, compared to a net loss of $554,000, or $(0.05) per share basic and diluted, reported for the comparable 2016 period.

 “In 2017, the Company continued its effort to focus on legacy system modernization,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI. “This has driven a 48 per cent increase in professional services revenue. In addition, we are making investments in marketing and sales in both the commercial market as well as in the government sector. We have been aggressively pursuing new business opportunities through the bidding process for prime contracts and teaming with our partners. Recently, a federal government customer elected to proceed with a needed modernization effort that we have been pursuing for years with a key partner, and we have once again proven ourselves to be able to engineer substantial modernization efforts on time and within budget. We expect that effort to expand into other opportunities.

“In recent months, several large companies have approached IAI to be part of their modernization teams due to IAI’s unique knowledge of legacy systems and unique tools to efficiently and cost-effectively modernize them.

 “We continue to pursue merger and acquisition opportunities.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology product and services company. The Company is a web application and e-business solutions provider, as well as a software conversion specialist, modernizing legacy systems and extending their reach to the internet and more modern platforms.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2016 and in other filings with the Securities and Exchange Commission.

 Information Analysis Incorporated
Statements of Operations

	For the years ended December 31,
(in thousands, except per share data)	2017	2016
	(unaudited)	(audited)
Revenues
Professional fees	$5,004	$3,392
Software sales	5,637	3,337
Total revenues	10,641	6,729

Cost of revenues
Cost of professional fees	2,723	1,895
Cost of software sales	5,502	3,011
Total cost of revenues	8,225	4,906

Gross profit	2,416	1,823

Selling, general and administrative expenses	1,674	1,879
Commissions expense	504	507

Income (loss) from operations	238	(563)

Other income	8	9

Income (loss) before income taxes	246	(554)

Net income (loss)	$246	$(554)

Net income (loss) per share:
Basic	$0.02	$(0.05)
Diluted	$0.02	$(0.05)

Weighted average common shares outstanding
Basic	11,201,760	11,201,760
Diluted	11,583,578	11,201,760

 Information Analysis Incorporated
 Balance Sheets

	As of	As of
	December 31, 2017	December 31, 2016
(in thousands)	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,731	$1,895
Accounts receivable, net	616	1,157
Prepaid expenses	369	664
Note recivable, current	2	3
Total current assets	3,718	3,719

Fixed assets, net	11	27
Other assets	6	6
Total assets	$3,735	$3,752

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$48	$49
Commissions payable	713	853
Other accrued liabilities	411	396
Deferred revenues	387	615
Accrued payroll and related liabilities	276	207
Franchise tax payable	6	-
Total liabilities	1,841	2,120

Common stock, par value $0.01, 30,000,000 shares authorized;
12,844,376 shares issued, 11,201,760 shares outstanding
as of December 31, 2017 and 2016	128	128
Additional paid-in capital	14,646	14,631
Accumulated deficit	(11,950)	(12,197)
Less treasury stock; 1,642,616 shares at cost	(930)	(930)
Total stockholders' equity	1,894	1,632

Total liabilities and stockholders' equity	$3,735	$3,752

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